EXHIBIT 99.2

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT
August 20, 2002	Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Prices Debt Securities

MONROE, La. . . . CenturyTel, Inc. (NYSE symbol: CTL) announced today that it has priced $500 million of 10-year, unsecured senior notes and $150 million of 30-year, unsecured convertible senior debentures.  The Company also granted the initial purchasers an option to acquire up to an additional $15 million principal amount of convertible debentures to cover over-allotments. The securities will be privately placed with qualified institutional buyers under Rule 144A.

The senior notes were priced at $99.379 with a coupon of 7.875%, or an effective yield to maturity of 7.967%. The debentures were priced with a coupon of 4.75% and are convertible into the Company’s common stock at $40.45, upon the occurrence of certain events. This conversion price represents a premium of 45% based on today’s closing price of $27.90 for CenturyTel common stock on the New York Stock Exchange.  These debentures are noncallable for four years and may be put to the Company by the holders in years four, eight and fifteen. These securities have been rated BBB+ by Standard & Poors and Baa2 by Moody’s, both with a stable outlook.

The Company expects to use the net proceeds of these private placements to satisfy certain fixed and contingent commitments arising during the remainder of 2002, or for other general corporate purposes.

The notes and debentures have not been and, at the time of the placement, will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This release is issued pursuant to Rule 135(c) of the Securities Act of 1933, and does not constitute an offer to sell or the solicitation of an offer to buy the notes or debentures.

CenturyTel, Inc. provides communications services including local exchange, long distance, Internet access and data services to customers in 22 states. The Company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL.  CenturyTel is the 8th largest local exchange telephone company, based on access lines, in the United States.

This release includes forward-looking statements that are based upon current expectations only, and are subject to a number of uncertainties that are beyond the control of CenturyTel, including its ability to consummate its proposed transactions on the terms described above.  Additional uncertainties related to the Company’s business are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.  The information in this release is as of August 20, 2002.  The Company undertakes no obligation to update or revise any of this information as a result of new information, future events or developments, or otherwise.